Exhibit 99.1

ECOARK HOLDINGS, INC ENTERS INTO AGREEMENT TO ACQUIRE BANNER MIDSTREAM CORP AND SECURES FIRM COMMITMENT FOR $35 MILLION TERM LOAN

SAN JOSE, Calif., March 31, 2020 (GLOBE NEWSWIRE) -- Ecoark Holdings, Inc. (“Ecoark”) (OTC: ZEST), announced that it has entered into a definitive agreement to purchase Banner Midstream Corp. (“Banner Midstream”) from Banner Energy Services Corp. (“Banner Energy”) (OTC: BANM).  The transaction includes the issuance of approximately 8.9 million shares of Ecoark common stock at $0.73 per share, or a 40% premium to Ecoark’s March 27 closing share price of $0.52/share, to Banner Energy for the acquisition purchase in addition to the assumption of approximately $11.2 million in short-term and long-term debt of Banner Midstream.  The combined balance sheet and business fundamentals will strengthen Ecoark’s planned application to up list to a national exchange.

Ecoark has also secured a firm commitment for a $35 million long-term loan from an institutional lender to make additional investments in the energy sector.  The supply-side shock from OPEC production increases coupled with the demand-side impact of the COVID-19 pandemic is continuing to drive oil prices to historic lows, resulting in unprecedented investment opportunities.  This financing positions Ecoark to take advantage of these unique investment opportunities in the energy market. The loan commitment specifies a 20-year term and will carry a 6.25% interest rate.

“The acquisition of Banner Midstream reflects a first step in our strategy to strengthen our operations and long-term business viability. We look forward to evaluating additional investment opportunities in the energy markets as they offer positive cash flow at historically low prices,” said Randy May, Chairman and CEO of Ecoark.  “Completing the acquisition of a business prior to Ecoark’s March 31st fiscal year-end will further strengthen the company’s ability to meet the criteria to up list to a national exchange”, said Brad Hoagland, CFA, Principal Financial Officer of Ecoark.

Banner Midstream has 4 operating subsidiaries: Pinnacle Frac Transport LLC (“Pinnacle Frac”), Capstone Equipment Leasing LLC (“Capstone”), White River Holdings Corp (“White River”), and Shamrock Upstream Energy LLC (“Shamrock”).  Pinnacle Frac provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operators. Capstone procures and finances equipment to oilfield transportation services contractors. These two subsidiaries combined are estimated to have a trailing twelve-month revenue of approximately $15 million. White River and Shamrock are engaged in oil and gas exploration, production, and drilling operations on over 10,000 cumulative acres of active mineral leases in Texas, Louisiana, and Mississippi.

About Ecoark Holdings, Inc. and Zest Labs

Founded in 2011, Ecoark is a diversified holding company. The company’s wholly-owned subsidiary, Zest Labs, offers the Zest Fresh™ solution, a breakthrough approach to quality management of fresh food, is specifically designed to help substantially reduce the $161 billion amount of food loss the U.S. experiences each year.

Forward Looking Statements

In addition to historical information, this release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that are expected or anticipated to occur in the future are forward-looking statements and are identified with, but not limited to, words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effectiveness of the technology discussed in this release and the effects of regulation. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the potential inability to grow and manage growth profitably, including that the collaboration between AgroFresh and Zest may not yield the results expected, the technology described herein may not perform as intended, risks associated with acquisitions and investments, changes in applicable laws or regulations, and the possibility of adverse economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in each company’s filings with the SEC, which are available at the SEC’s website at www.sec.gov.

ZEST FRESH™ and Zest Labs™ are trademarks of Zest Labs, Inc.

Contact:

Investor Relations:
John Mills
ICR
646-277-1254
John.Mills@icrinc.com